Exhibit (e)(14)

Amendment no. 13 to
Distribution AGREEMENT

THIS AMENDMENT NO. 13 TO DISTRIBUTION AGREEMENT (this “Amendment”), effective as of June 26, 2023 (the “Amendment Effective Date”), by and between Schwab Strategic Trust (“Company”) and SEI Investments Distribution Co. (“SIDCO”).

WHEREAS:

1.	The Company and SIDCO entered into a Distribution Agreement, dated as of October 12, 2009 (the “Distribution Agreement”), pursuant to which, among other things, SIDCO agreed to act as the Distributor with respect to issuance and distribution of Creation Units of each Fund; and

2.	The parties hereto desire to further amend the Distribution Agreement on the terms and subject to the conditions provided herein.

NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Schedule A of the Distribution Agreement is hereby amended to add the following ETF to the current List of Funds of the Trust:

Schwab High Yield Bond ETF

A new Schedule A listing each of the ETFs subject to the Distribution Agreement as of the date of this Amendment is hereby attached to this Amendment.

2.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement shall continue in full force and effect.

3.	Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

4.	Entire Agreement. The Agreement as modified by this Amendment constitutes the entire agreement among the parties with respect to the subject matter contained herein and therein and may only be amended by a writing executed by all parties.

5.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflict of laws or choice of laws rules or principles thereof.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date set forth above.

SCHWAB STRATEGIC TRUST		SEI INVESTMENTS DISTRIBUTION CO.

By:	/s/ Jonathan de St Paer	By:	/s/ Jason McGhin
Name:	Jonathan de St Paer	Name:	Jason McGhin
Title:	President	Title:	Vice President

SCHEDULE A

LIST OF FUNDS

Schwab U.S. Large-Cap ETF

Schwab U.S. Large-Cap Value ETF

Schwab U.S. Large-Cap Growth ETF

Schwab U.S. Small-Cap ETF

Schwab International Small-Cap Equity ETF

Schwab International Equity ETF

Schwab Emerging Markets Equity ETF

Schwab U.S. Broad Markets ETF

Schwab U.S. TIPS ETF

Schwab Short-Term U.S. Treasury ETF

Schwab Intermediate-Term U.S. Treasury ETF

Schwab U.S. REIT ETF

Schwab U.S. Mid-Cap ETF

Schwab U.S. Aggregate Bond ETF

Schwab U.S. Dividend Equity ETF

Schwab Fundamental U.S. Broad Market Index ETF

Schwab Fundamental U.S. Large Company Index ETF

Schwab Fundamental U.S. Small Company Index ETF

Schwab Fundamental International Large Company Index ETF

Schwab Fundamental International Small Company Index ETF

Schwab Fundamental Emerging Markets Large Company Index ETF

Schwab 1000 Index ETF

Schwab 1-5 Year Corporate Bond ETF

Schwab 5-10 Year Corporate Bond ETF

Schwab Long-Term U.S. Treasury ETF

Schwab International Dividend Equity ETF

Schwab Ariel ESG ETF

Schwab Crypto Thematic ETF

Schwab Municipal Bond ETF

Schwab High Yield Bond ETF